Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

ROCKY BRANDS, INC. ANNOUNCES FIRST QUARTER 2013 RESULTS

Earnings Per Share Increased 20% to $0.12

Funded Debt Decreased 6% to $20.3 Million

NELSONVILLE, Ohio, April 23, 2013 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its first quarter ended March 31, 2013.

The Company reported first quarter net income of $0.9 million, or $0.12 per diluted share compared with net income of $0.7 million, or $0.10 per diluted share in the first quarter of 2012. First quarter 2013 net sales were $53.7 million versus net sales of $53.3 million a year ago.

David Sharp, President and Chief Executive Officer, commented, “The year is off to a solid start highlighted by improvements in gross margin and net income. Sales continue to be driven by Durango as the brand’s western and lifestyle collections collectively were up 40% in the first quarter. In addition, increased Military sales combined with the initial shipments of our new private label program helped to offset softness in our work and commercial military categories. We are cautiously optimistic that we can generate improved top-line performance as the year progresses, which along with enhanced gross margins should result in a meaningful increase in annual profitability.”

First Quarter Review

Net sales for the first quarter were $53.7 million compared to $53.3 million a year ago. Wholesale sales for the first quarter were $42.0 million compared to $42.4 million for the same period in 2012. Retail sales for the first quarter were $10.8 million compared to $10.5 million for the same period last year with the increase driven by a significant gain in our business-to-consumer ecommerce sales. Military sales for the first quarter were $0.9 million compared to $0.4 million in the first quarter of 2012.

Gross margin in the first quarter of 2013 was $18.7 million, or 34.8% of sales, compared to $18.0 million, or 33.8% of sales, for the same period last year. The 100 basis point increase was driven primarily by improved manufacturing efficiencies.

Selling, general and administrative (SG&A) expenses were $17.2 million, or 32.0% of net sales, for the first quarter of 2013 compared to $16.7 million, or 31.4% of net sales, a year ago. The increase in SG&A was due to higher freight expense primarily related to the increase in business-to-consumer ecommerce sales compared with a year ago.

Income from operations was $1.5 million, or 2.8% of net sales, compared to $1.3 million, or 2.4% of net sales.

The Company’s funded debt decreased 5.9% to $20.3 million at March 31, 2013 versus $21.5 million at March 31, 2012.

Inventory increased 6.5% to $68.3 million at March 31, 2013 compared with $64.1 million on the same date a year ago.

Conference Call Information

The Company’s conference call to review first quarter fiscal 2013 results will be broadcast live over the internet today, Tuesday, April 23, 2013 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango® and Lehigh® and the licensed brands Michelin® and Mossy Oak®. Rocky Brands is proud to supply footwear to the United States military. For more information, visit www.RockyBrands.com.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding future profitability (paragraph 3). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2012 (filed March 4, 2013 and amended on March 5, 2013). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2013	December 31, 2012	March 31, 2012
	Unaudited	Audited	Unaudited
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$1,865,887	$4,022,579	$2,424,864
Trade receivables – net	42,329,436	44,555,057	38,587,112
Other receivables	461,297	575,984	783,349
Inventories	68,258,101	67,196,245	64,113,346
Income tax receivable	1,077,092	-	947,575
Deferred income taxes	1,252,030	1,252,030	1,154,040
Prepaid expenses	2,903,410	2,127,726	2,842,105
Total current assets	118,147,253	119,729,621	110,852,391
FIXED ASSETS – net	24,465,470	24,252,465	24,572,535
IDENTIFIED INTANGIBLES	30,490,800	30,498,802	30,498,545
OTHER ASSETS	328,242	363,527	468,692
TOTAL ASSETS	$173,431,765	$174,844,415	$166,392,163

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$11,426,322	$9,930,518	$12,643,640
Accrued expenses:
Taxes - other	633,200	704,064	481,847
Income tax payable	-	335,210	-
Other	3,018,513	3,324,668	2,775,396
Total current liabilities	15,078,035	14,294,460	15,900,883

LONG TERM DEBT	20,252,298	23,461,340	21,512,650
DEFERRED INCOME TAXES	11,148,333	11,148,333	10,987,395
DEFERRED LIABILITIES	255,906	303,406	488,437

TOTAL LIABILITIES	46,734,572	49,207,539	48,889,365

SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding March 31, 2013 - 7,516,448; December 31, 2012 - 7,503,568; March 31, 2012 - 7,503,568	69,862,770	69,694,770	69,694,770

Retained earnings	56,834,423	55,942,106	47,808,028

Total shareholders' equity	126,697,193	125,636,876	117,502,798

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$173,431,765	$174,844,415	$166,392,163

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2013	2012
	Unaudited	Unaudited

NET SALES	$53,715,476	$53,325,918

COST OF GOODS SOLD	35,044,706	35,303,837

GROSS MARGIN	18,670,770	18,022,081

OPERATING EXPENSES

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	17,164,182	16,742,058

INCOME FROM OPERATIONS	1,506,588	1,280,023

OTHER INCOME AND (EXPENSES):
Interest expense	(129,557)	(144,347)
Other – net	(4,935)	(8,989)
Total other - net	(134,492)	(153,336)

INCOME BEFORE INCOME TAXES	1,372,096	1,126,687

INCOME TAX EXPENSE	480,000	406,000

NET INCOME	$892,096	$720,687

INCOME PER SHARE
Basic	$0.12	$0.10
Diluted	$0.12	$0.10

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,516,162	7,503,270
Diluted	7,516,162	7,503,270